Exhibit 99.1

PayPal Reports Strong Third Quarter Results

Revenue increased 18% to $2.667 billion, 21% FX-neutral revenue growth
GAAP EPS increased 8% to $0.27 and non-GAAP EPS increased 14% to $0.35

SAN JOSE, Calif. - October 20, 2016 - Global technology platform and digital payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today announced strong third quarter results for the period ended September 30, 2016. For the quarter, PayPal deepened engagement on its platform, advanced its commitment to customer choice, gained share, continued its strong momentum in mobile payments, expanded its customer base and delivered innovative products.

Financial highlights for the third quarter include:

•	Revenue growth of 18% to $2.667 billion, or 21% on a foreign currency neutral (FX-neutral) basis

•	GAAP operating margin of 13% with non-GAAP operating margin of 18%

•	GAAP earnings per diluted share (EPS) growth of 8% to $0.27, non-GAAP EPS growth of 14% to $0.35

•	Operating cash flow of $801 million, free cash flow of $618 million

Operating highlights for the third quarter include:

•	Active customer accounts of 192 million, up 11% with growth of 19 million active customer accounts

•	1.5 billion transactions processed, up 24%

•	30 payment transactions per active account on a trailing twelve months basis, up 13%

•	$87 billion in total payment volume (TPV), up 25%, or 28% on an FX-neutral basis

“We are pleased to have delivered another quarter of strong results. The opportunities for PayPal to grow and gain share have never been greater. We are executing against our strategic plan with intensity and speed, and we are committed to seizing the opportunities in front of us by truly embracing the mantle of “Customer Champion.” We are further expanding the ubiquity and value of the PayPal brand and moving deliberately towards achieving our vision of becoming an everyday, essential financial service for people around the world,” said Dan Schulman, CEO, PayPal.

Advancing Customer Choice and Increasing Customer Engagement

PayPal continues to improve the customer experience on its platform by providing differentiated value to both consumers and merchants. In the quarter, PayPal made meaningful progress in offering customer choice in its online and mobile checkout experiences to enhance how customers in the U.S. can send money, shop, and pay with PayPal. These customers are now able to set their preferred funding type in their PayPal Wallet to sources other than their PayPal balance, giving them the option to pay by default with their favorite debit card, credit card, or bank account.

In the third quarter, the company processed 1.5 billion payment transactions, which translates to 30 payment transactions per active account on a trailing twelve months basis, a 13% increase from a year ago. Customers are engaged at higher levels than ever before. PayPal’s focus on customer choice is designed to deliver exceptional customer experiences to increase engagement on the PayPal platform.

The move to customer choice is also allowing PayPal to forge valuable, new strategic partnerships across the ecosystem. During the quarter, PayPal announced major agreements with Visa and Mastercard. In addition, as an extension of previous agreements with Alibaba, PayPal launched the first stages of becoming a payment option on Alibaba’s global retail marketplace, AliExpress.

Gaining Market Share and Growing Mobile Payments

In the third quarter, PayPal gained market share and extended its leadership position. PayPal processed $87 billion in TPV, representing growth of 25%, or 28% on an FX-neutral basis, which was faster than the growth rate of e-commerce. Merchant Services TPV grew 32%, or 34% on an FX-neutral basis, and represented 84% of overall TPV for the quarter. PayPal processed nearly $26 billion in mobile payment volume, up 56%, representing 29% of TPV for the quarter. Venmo, the company’s social payments platform, processed $4.9 billion of TPV, up 131%.

PayPal added notable new merchants to the platform, ending the quarter with 15 million active merchant accounts. The list of leading brands choosing PayPal now includes H&M in four European countries, Costco de Mexico, Yelp, and Yandex Direct.

PayPal demonstrated another strong quarter of customer acquisition, adding new consumers and merchants to the platform. The company grew its active customer accounts by 11%, ending the quarter with 192 million active customer accounts.

Delivering Innovative Product Experiences - One Touch and Xoom

As of the third quarter, more than 32 million active consumer accounts and four million active merchant accounts have opted in to One Touch. By the end of 2016, PayPal expects more than five million active merchant accounts to be offering One Touch to more than 36 million active consumer accounts.

PayPal will also now allow customers to link their PayPal and Xoom accounts, giving PayPal customers access to their funding sources within Xoom. PayPal’s U.S. customers will be able to send funds to 10 new markets and get access to new services in the more than 50 countries that Xoom supports. Xoom also recently added a “request” feature, allowing remittances to become a two-way interaction between senders and receivers for the first time with Xoom.

Third Quarter 2016 Financial Highlights

	Third Quarter
(presented in millions, except per share data and percentages)	2016	2015	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$87,403	$69,738	$17,665	25%	28%
GAAP
Net revenues	$2,667	$2,258	$409	18%	21%
Net income	$323	$301	$22	7%	N/A
Earnings per diluted share	$0.27	$0.25	$0.02	8%	N/A
Non-GAAP
Net revenues	$2,667	$2,258	$409	18%	21%
Net income	$425	$377	$48	13%	N/A
Earnings per diluted share	$0.35	$0.31	$0.04	14%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the third quarter of 2016 decreased to 13.0%, compared to 14.6% for the same period last year. Non-GAAP operating margin decreased to 18.4%, compared to non-GAAP operating margin of 19.9% for the same period last year.

Taxes - The GAAP effective tax rate for the third quarter of 2016 was 10.3%, compared to 14.0% for the third quarter of 2015. The non-GAAP effective tax rate was 15.3%, compared to the non-GAAP effective tax rate of 17.7% for the third quarter of 2015.

Cash Flow - PayPal generated $801 million of operating cash flow and $618 million of free cash flow during the third quarter of 2016.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $6.4 billion at September 30, 2016.

2016 Financial Guidance

Full Year 2016

•	PayPal expects full year 2016 revenue in the range of $10.780 to $10.850 billion.

•	PayPal expects revenue to grow 17% at current spot rates and 20% on an FX-neutral basis.

•	PayPal expects GAAP earnings per diluted share in the range of $1.13 - $1.15 and non-GAAP earnings per diluted share in the range of $1.48 - $1.50.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2016, reflect adjustments of approximately $580 - $600 million, primarily including the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Fourth Quarter 2016

•	PayPal expects revenue to grow 14% - 17% at current spot rates and 16% - 19% on an FX-neutral basis, to a range of $2.920 to $2.990 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.30 - $0.32 and non-GAAP earnings per diluted share in the range of $0.40 - $0.42.

•
Estimated non-GAAP amounts above for the three months ending December 31, 2016, reflect adjustments of approximately $150 - $170 million, primarily including the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Guidance for full year 2016 revenue growth rates represent year-over-year comparisons versus non-GAAP pro forma measures. Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss third quarter 2016 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/) and YouTube channel (https://www.youtube.com/paypal) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

At PayPal (Nasdaq:PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. PayPal gives people better ways to manage and move their money, offering them choice and flexibility in how they are able to send money, pay or get paid. We operate an open, secure and technology agnostic payments platform that businesses use to securely transact with their customers online, in stores and increasingly on mobile devices. In 2015, 28% of the 4.9 billion payments we processed were made on a mobile device. With our 192 million active customer accounts, PayPal is a truly global payments platform that is available to people in more than 200 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PYPL financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,”,“Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” and “Reconciliation of Operating Cash Flow to Free Cash Flow.” In addition, the company has included certain revenue growth rates, including guidance for full year 2016 revenue growth, which represent year-over-year comparisons versus non-GAAP pro forma measures. The company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for assessing the company’s performance and help to facilitate comparisons across different periods. These pro forma adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for fourth quarter and the full year 2016 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect e-commerce growth; fluctuations in foreign currency exchange rates; the uncertainty surrounding the implementation effects, and impact of the United Kingdom's referendum in favor of leaving the European Union ("Brexit"); the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of the company's customer choice initiatives, including on its funding mix and transaction expense; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the company's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes the company may make to its product offerings; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of October 20, 2016. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

PayPal

Investor Relations Contact
Gabrielle Rabinovitch
Senior Director, Investor Relations
grabinovitch@paypal.com

Media Relations Contact
Martha Cass, 416-860-6213
Senior Director, Corporate Communications
mcass@paypal.com

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Balance Sheet

	September 30, 2016	December 31, 2015
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,369	$1,393
Short-term investments	3,719	2,018
Accounts receivable, net	187	137
Loans and interest receivable, net	4,815	4,184
Funds receivable and customer accounts	13,320	12,261
Prepaid expenses and other current assets	751	655
Total current assets	24,161	20,648
Long-term investments	1,339	2,348
Property and equipment, net	1,451	1,344
Goodwill	4,068	4,069
Intangible assets, net	245	358
Other assets	92	114
Total assets	$31,356	$28,881
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$174	$145
Funds payable and amounts due to customers	14,120	12,261
Accrued expenses and other current liabilities	1,272	1,179
Income taxes payable	50	32
Total current liabilities	15,616	13,617
Deferred tax liability and other long-term liabilities	1,548	1,505
Total liabilities	17,164	15,122
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,206 and 1,224 outstanding	—	—
Treasury stock at cost, 26 shares as of September 30, 2016	(945)	—
Additional paid-in-capital	13,419	13,100
Retained earnings	1,679	668
Accumulated other comprehensive (loss) income	39	(9)
Total equity	14,192	13,759
Total liabilities and equity	$31,356	$28,881

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions, except per share amounts)

Net revenues	$2,667	$2,258	$7,861	$6,692
Operating expenses:
Transaction expense	830	651	2,392	1,860
Transaction and loan losses	271	201	781	564
Customer support and operations(1)	325	284	939	811
Sales and marketing (1)	233	226	716	682
Product development (1)	215	197	619	584
General and administrative (1)	261	216	753	648
Depreciation and amortization (1)	184	153	535	444
Restructuring	—	—	—	49
Total operating expenses	2,319	1,928	6,735	5,642
Operating income	348	330	1,126	1,050
Other income (expense), net	12	20	36	20
Income before income taxes	360	350	1,162	1,070
Income tax expense	37	49	151	209
Net income	$323	$301	$1,011	$861
Net income per share:
Basic	$0.27	$0.25	$0.83	$0.71
Diluted	$0.27	$0.25	$0.83	$0.70
Weighted average shares:
Basic	1,207	1,221	1,211	1,221
Diluted	1,214	1,227	1,218	1,227

(1) Includes stock-based compensation as follows:
Customer support and operations	21	16	61	44
Sales and marketing	21	18	59	42
Product development	34	33	102	97
General and administrative	31	25	91	68
Depreciation and amortization	2	2	4	6
	$109	$94	$317	$257

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions)

Cash flows from operating activities:
Net income	$323	$301	$1,011	$861
Adjustments:
Transaction and loan losses	271	201	781	564
Depreciation and amortization	185	153	535	444
Stock-based compensation	107	94	313	256
Deferred income taxes	(17)	(5)	71	87
Excess tax benefits from stock-based compensation	(4)	(8)	(36)	(24)
Gain on sale of principal loans receivable held for sale, net	(5)	(5)	(17)	(35)
Changes in assets and liabilities:
Accounts receivable	(20)	(85)	(50)	(98)
Receivable from eBay	—	79	—	121
Principal loans receivable held for sale, net	5	5	17	9
Accounts payable	6	(36)	28	2
Payable to eBay	—	(96)	—	(217)
Income taxes payable	14	40	51	75
Other assets and liabilities	(64)	14	(469)	(227)
Net cash provided by operating activities	801	652	2,235	1,818
Cash flows from investing activities:
Purchases of property and equipment	(183)	(133)	(517)	(558)
Proceeds from sales of property and equipment	—	15	—	26
Changes in principal loans receivable, net	(408)	(554)	(884)	(146)
Purchases of investments	(6,775)	(6,001)	(16,984)	(17,253)
Maturities and sales of investments	5,279	5,362	14,614	11,003
Acquisitions, net of cash acquired	—	(10)	(19)	(283)
Funds receivable and customer accounts	398	(475)	620	314
Notes and receivable from eBay	—	—	—	575
Net cash provided by (used in) investing activities	(1,689)	(1,796)	(3,170)	(6,322)
Cash flows from financing activities:
Proceeds from issuance of common stock	1	36	58	36
Purchases of treasury stock	(49)	—	(945)	—
Excess tax benefits from stock-based compensation	4	8	36	24
Contribution from (to) eBay	—	29	—	3,858
Tax withholdings related to net share settlements of equity awards	(1)	(7)	(95)	—
Borrowings (repayments) under financing arrangements	—	(4)	(21)	(877)
Funds payable and amounts due to customers	283	416	1,862	1,190
Net cash provided by financing activities	238	478	895	4,224
Effect of exchange rate changes on cash and cash equivalents	1	(16)	16	(41)
Net change in cash and cash equivalents	(649)	(682)	(24)	(321)
Cash and cash equivalents at beginning of period	2,018	2,562	1,393	2,201
Cash and cash equivalents at end of period	$1,369	$1,880	$1,369	$1,880
Supplemental cash flow disclosures:
Cash paid for interest	$1	$2	$3	$14
Cash paid for income taxes	$7	$25	$43	$56

PayPal Holdings, Inc.
Unaudited Summary of Combined and Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(In millions, except percentages)
Transaction revenues	$2,314	$2,323	$2,238	$2,262	$1,982
Current quarter vs prior quarter	—%	4%	(1)%	14%	1%
Current quarter vs prior year quarter	17%	18%	17%	15%	13%
Percentage of total	87%	88%	88%	88%	88%

Other value added services	353	327	306	294	276
Current quarter vs prior quarter	8%	7%	4%	7%	(16)%
Current quarter vs prior year quarter	28%	—%	37%	30%	25%
Percentage of total	13%	12%	12%	12%	12%

Total net revenues	$2,667	$2,650	$2,544	$2,556	$2,258
Current quarter vs prior quarter	1%	4%	—%	13%	(2)%
Current quarter vs prior year quarter(1)	18%	15%	19%	17%	14%
(1) Q2'16 and Q3'15 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis were 16% and 15%, respectively.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Net Revenues by Geography	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(In millions, except percentages)
U.S. net revenues	$1,436	$1,407	$1,343	$1,302	$1,138
Current quarter vs prior quarter(1)	2%	5%	3%	14%	(3)%
Current quarter vs prior year quarter(2)	26%	20%	30%	25%	20%
Percent of total	54%	53%	53%	51%	50%

International net revenues	1,231	1,243	1,201	1,254	1,120
Current quarter vs prior quarter	(1)%	3%	(4)%	12%	(1)%
Current quarter vs prior year quarter(3)	10%	10%	8%	9%	9%
(FXN) Current quarter vs prior year quarter(4)	16%	18%	15%	18%	16%
Percent of total	46%	47%	47%	49%	50%

Total net revenues	$2,667	$2,650	$2,544	$2,556	$2,258
Current quarter vs prior quarter	1%	4%	—%	13%	(2)%
Current quarter vs prior year quarter(5)	18%	15%	19%	17%	14%
(FXN) Current quarter vs prior year quarter(6)	21%	19%	23%	21%	18%
(1) Q3'15 U.S. net revenues current quarter vs prior quarter growth rate on a non-GAAP pro forma basis was (2)%.
(2) Q2'16 and Q1'16 U.S. net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis were 21% and 31%, respectively.
(3) Q1'16 international net revenues current quarter vs prior year quarter growth rate on a non-GAAP pro forma basis was 9%.
(4) Q3'15 international net revenues (FXN) current quarter vs prior year quarter growth rate on a non-GAAP pro forma basis was 17%.
(5) Q2'16 and Q3'15 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis were 16% and 15%, respectively.
(6) Q3'15 total net revenues (FXN) current quarter vs prior year quarter growth rate on a non-GAAP pro forma basis was 19%.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(In millions, except percentages)
Active customer accounts(1)	192	188	184	179	173
Current quarter vs prior quarter	2%	2%	2%	4%	2%
Current quarter vs prior year quarter	11%	11%	11%	11%	10%

Number of payment transactions(2)	1,512	1,448	1,414	1,428	1,216
Current quarter vs prior quarter	4%	2%	(1)%	17%	5%
Current quarter vs prior year quarter	24%	25%	26%	25%	25%

Payment transactions per active account(3)	30.2	29.4	28.4	27.5	26.9
Current quarter vs prior quarter	3%	3%	3%	2%	3%
Current quarter vs prior year quarter	13%	13%	12%	12%	12%

Total Payment Volume(4)	$87,403	$86,208	$81,056	$81,523	$69,738
Current quarter vs prior quarter	1%	6%	(1)%	17%	3%
Current quarter vs prior year quarter	25%	28%	29%	23%	20%
(FXN) Current quarter vs prior year quarter	28%	29%	31%	29%	27%

Transaction Expense Rate(5)	0.95%	0.94%	0.93%	0.92%	0.93%
Transaction and Loan Loss Rate(6)	0.31%	0.30%	0.31%	0.30%	0.29%
Transaction Margin(7)	58.7%	59.8%	60.4%	61.1%	62.3%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the separation from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended September 30,
	2016	2015
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$348	$330
Stock-based compensation expense and related employer payroll taxes	110	95
Acquisition related transaction expense	—	2
Separation	—	3
Amortization of acquired intangible assets	32	20
Total non-GAAP operating income adjustments	142	120
Non-GAAP operating income	$490	$450
Non-GAAP operating margin	18.4%	19.9%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,
	2016	2015
	(In millions, except percentages)
GAAP income before income taxes	$360	$350
GAAP income tax expense	37	49
GAAP net income	323	301
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	142	120
Separation (Other income (expense), net)	—	(12)
Tax effect of non-GAAP adjustments	(40)	(32)
Non-GAAP net income	$425	$377

GAAP net income per diluted share	$0.27	$0.25
Non-GAAP net income per diluted share	$0.35	$0.31
Shares used in non-GAAP diluted share calculation(1)	1,214	1,227

GAAP effective tax rate	10%	14%
Tax effect of non-GAAP adjustments to net income	5%	4%
Non-GAAP effective tax rate	15%	18%
(1) Non-GAAP net income per diluted share for the three months ended September 30, 2015 is calculated using the weighted average number of common shares outstanding for the period beginning after the distribution date.

PayPal Holdings, Inc.
Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended,				Year Ended December 31,
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	2015
	(In millions/unaudited)
Transaction revenues	$1,970	$1,914	$1,967	$1,754	$8,128
Pro forma adjustment(1)	(4)	(3)	(4)	(4)	(7)
Non-GAAP pro forma transaction revenues	1,966	1,911	1,963	1,750	8,121

Other value added services	327	223	226	221	1,120
Pro forma adjustment(1)	—	—	—	—	—
Non-GAAP pro forma other value added services	327	223	226	221	1,120

Total net revenues	$2,297	$2,137	$2,193	$1,975	$9,248
Pro forma adjustment(1)	(4)	(3)	(4)	(4)	(7)
Total non-GAAP pro forma net revenues	2,293	2,134	2,189	1,971	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended,				Year Ended December 31,
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	2015
	(In millions/unaudited)
U.S. net revenues	$1,170	$1,030	$1,043	$949	$4,640
Pro forma adjustment(1)	(3)	(2)	(3)	(3)	(5)
Non-GAAP pro forma U.S. net revenues	1,167	1,028	1,040	946	4,635

International net revenues	$1,127	$1,107	$1,150	$1,026	4,608
Pro forma adjustment(1)	(1)	(1)	(1)	(1)	(2)
Non-GAAP pro forma international net revenues	1,126	1,106	1,149	1,025	4,606

Total net revenues	$2,297	$2,137	$2,193	$1,975	$9,248
Pro forma adjustment(1)	(4)	(3)	(4)	(4)	(7)
Non-GAAP pro forma net revenues	2,293	2,134	2,189	1,971	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In millions/unaudited)
Net cash provided by operating activities	$801	$652	$2,235	$1,818
Less: Purchases of property and equipment	(183)	(133)	(517)	(558)
Free cash flow	$618	$519	$1,718	$1,260